Exhibit 99.1

TE CONNECTIVITY LTD.

CONSOLIDATED SEGMENT RESULTS (UNAUDITED)

	For the Quarters Ended								For the Years Ended
	September 28,	June 29,	March 30,	December 30,	September 30,	June 24,	March 25,	December 24,	September 28,	September 30,
	2012	2012	2012	2011	2011	2011	2011	2010	2012	2011
	(in millions)
Net Sales:
Transportation Solutions	$1,279	$1,344	$1,274	$1,231	$1,336	$1,236	$1,190	$1,150	$5,128	$4,912
Network Solutions	838	855	815	802	1,014	1,014	930	713	3,310	3,671
Industrial Solutions	777	814	711	685	858	818	736	732	2,987	3,144
Consumer Solutions	470	486	449	452	545	511	483	512	1,857	2,051
Total	$3,364	$3,499	$3,249	$3,170	$3,753	$3,579	$3,339	$3,107	$13,282	$13,778

Operating Income:
Transportation Solutions	$196	$178	$196	$184	$209	$182	$175	$163	$754	$729
Network Solutions	71	64	53	59	102	117	45	36	247	300
Industrial Solutions	97	87	104	90	113	125	128	111	378	477
Consumer Solutions	37	42	32	28	21	36	44	80	139	181
Total	$401	$371	$385	$361	$445	$460	$392	$390	$1,518	$1,687